Exhibit 99.1
Kiran M. Patel
Senior Vice President and Chief Financial Officer
February 6, 2006
Mr. Alexander M. Cutler
Chairman and Chief Executive Officer
Eaton Corporation
Eaton Center
1111 Superior Avenue
Cleveland, Ohio 44114-2584
Mr. John R. Miller
Chair, Eaton Governance Committee
Suite 301
29325 Chagrin Boulevard
Cleveland, Ohio 44122-4600
Dear Sandy and John:
With regret, I must inform you of my intention to resign from the Eaton Corporation Board of Directors. it has became clear that my responsibilities and schedule at my new employer, Intuit Inc., will present unavoidable conflicts with the schedule of meetings of the Eaton Board and the Board Committees on which I serve and will limit my ability to serve effectively as an Eaton Director.
I have tremendously enjoyed my three years on the Eaton Board. I have been very favorably impressed by the Eaton management team; and I have had the privilege of working with extremely thoughtful, conscientious and highly ethical fellow directors. My decision to leave the Eaton Board although necessary, has been painful.
I intend to resign effective at the close of the Annual Meeting in April, unless you would prefer an earlier date.
Sincerely,
Kiran M. Patel
2700 Coast Avenue | Mountain View, CA 94043
650-944-5995 | 650-944-5499 Fax | kiran_patel@intuit.com